January 12, 1996

High Plains Corporation
O.W. Garvey Bldg.
200 W. Douglas, Suite 820
Wichita, KS  67202-3008

Gentlemen:

We refer to the Registration Statement of High Plains Corporation
(the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,312,000 shares of the Company's Common Stock, $.10 par value
(the "Common Stock"), to be sold in connection with the High Plains Corporation 1990 Stock Option Plan, the High Plains Corporation 1992 Stock Option Plan, the Stanley E. Larson Stock Option Agreement, the High Plains Corporation 1995 Employee Stock Purchase Plan, and the High Plains Corporation 1995 Key Management Employee Stock Purchase Plan (the "Plans").

We have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is our opinion that the 2,312,000 shares of Common Stock to be issued under the Plans have been duly authorized and, when purchased in accordance with the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,



Blackwell, Sanders, Matheny, Weary & Lombardi